UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 5, 2013

Commission File Number:  000-51071

Spy, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0580186
(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California 92011
(Address of principal executive offices)

760-804-8420
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SPY, Inc. (the "Company") today announced the appointment of Mr. Michael Marckx, the Company's Chief Executive Officer, to the Company's Board of Directors, effective immediately. Mr. Marckx will not serve on any of the Board committees. A copy of the press release announcing Mr. Marckx's appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Mr. Marckx has served as Chief Executive Officer of the Company since December 15, 2011. He joined the Company in February 2011 as its Vice President of Marketing and was promoted to President on April 12, 2011. Since 2001, Mr. Marckx has served on the board of directors of Surfrider Foundation, a non-profit foundation, serving as Chairman since 2009. From 2004 until 2011, Mr. Marckx was the Vice President of Global Marketing/Entertainment of Globe International, which manufactures and markets apparel, footwear and boardsports hardgoods. From 2001 until 2004, Mr. Marckx was the Vice President, International Marketing/Creative Director at Ocean Pacific, which manufacturers and markets beach apparel. From 2000 until 2001, Mr. Marckx was the Vice President, Marketing/Entertainment at Broadband Interactive Group. Mr. Marckx holds a B.S. in economics from the University of California, Irvine.

There are no arrangements or understandings pursuant to which Mr. Marckx was appointed as a director, and, other than Mr. Marckx's position and compensation received from his service as the Company's Chief Executive Officer, there are no related party transactions between the Company and Mr. Marckx that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spy, Inc.

Date:   December 11, 2013
By:	/s/ James McGinty

Name: James McGinty
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated December 11, 2013